UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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INCONTACT, INC.

(Name of Registrant as Specified In Its Charter)

Commission File No. :001-33762

Not Applicable

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inContact, Inc.

75 West Towne Ridge Parkway, Tower 1

Salt Lake City, UT 84070

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 8, 2016

The following information supplements and amends the proxy statement (the “Proxy Statement”) of inContact, Inc. (“we,” “us,” “our,” the “Company,” or “inContact”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2016 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to shareholders on or about May 26, 2016.

THE PROXY STATEMENT SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL

INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE

PROXY STATEMENT.

The following supplemental disclosure concerns the recommendation of the Board that the shareholders of the Company approve an amendment to the inContact 2008 Equity Incentive Plan (the “2008 Plan”) increasing the number of common shares available for awards under the Plan by 2,500,000 to a total of 12,272,500 shares, as described in Proposal No. 2 in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules.

Supplemental Disclosure Concerning Proposal No. 2

Increase Number of Shares Available for Awards under the 2008 Equity Incentive Plan

Under the Compensation Discussion and Analysis section of the Proxy Statement, we include the following paragraph:

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. We have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation. Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

With respect to material features of the 2008 Plan, the Proxy Statement includes the following paragraphs:

The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of awards to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before interest expense, income tax, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

With respect to certain tax consequences of awards under the 2008 Plan, the Proxy Statement includes the following paragraph:

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

Please note that additional amendments to the 2008 Plan would be necessary to permit us to grant awards (including stock options and SARs) under the 2008 Plan that qualify as performance-based compensation in accordance with the requirements of section 162(m) of the Code. Implementing these amendments would require us to ask shareholders to approve (1) the maximum number of shares with respect to which awards may be granted under the plan to any one employee during a specified time period, and (2) the specific categories of performance criteria applicable to vesting of certain performance-based awards, such as stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. On May 17, 2016, we entered into an Agreement and Plan of Merger with NICE-Systems Ltd., a company organized under the laws of the State of Israel (“Parent”), and Victory Merger Sub Inc., a wholly owned indirect subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into inContact (the “Merger”), with inContact surviving the Merger as a wholly owned indirect subsidiary of Parent. We supplemented the Proxy Statement on May 18, 2016, with information on the Merger. In light of this development we do not believe it is necessary to ask shareholders to approve additional changes to the 2008 Plan other than the increase in the number of shares available for awards under the 2008 Plan. As a result, awards granted under the 2008 Plan will not be treated as qualified performance-based compensation for purposes of Section 162(m) of the Code.

To view all information we have disseminated with respect to the 2016 Annual Meeting, please go to: www.proxydocs.com/saas.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.